WARRANT AGREEMENT



                          made as of September 1, 1994



                                 by and between



                              NRE HOLDINGS, INC.,



                                      and



                       THE FIRST NATIONAL BANK OF BOSTON







                             Bingham, Dana & Gould
                          Boston, Massachusetts 02110












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                               WARRANT AGREEMENT


     This WARRANT AGREEMENT (the "Agreement") is made as of September 1, 1994 by and between NRE HOLDINGS, INC., a Delaware corporation (the "Company") and THE FIRST NATIONAL BANK OF BOSTON ("FNBB").

     1.  DEFINITIONS.

     For all purposes of this Agreement the following terms shall have the meanings set forth herein or elsewhere in the provisions hereof:

          Affiliated Equity Holders. FNBB and its Permitted Transferees for so long as any of them hold Warrant Stock.

          Bank Affiliate. See Section 9.

          Bank Holding Company Act. See Section 9.

          Base Rate. The rate of interest announced by FNBB from time to time at its head office in Boston, Massachusetts as its "base rate".

          BB Holders. FNBB and any of their Permitted Transferees for so long as any of them are Benefitted Holders.

          Benefitted Holders. The Affiliated Equity Holders and the Original Warrant Holders.

          Capitalization Documents. Capitalization Documents shall have the meaning given to such term in the Loan Agreement.

          Class A Common Stock. The Company's Class A Common Stock, $.01 par value per share.

          Class B Common Stock. The Company's Class B Common Stock, $.01 par value per share.

          Class C Common Stock. The Company's Class C Common Stock, $.01 par value per share.

          Class D Common Stock. The Company's Class D Common Stock, $.01 par value per share.

          Closing. See Section 2.2.

          Closing Date. See Section 2.2.







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                                      -2-



          Commission. The Securities and Exchange Commission.

          Common Stock. Collectively, the Class A Common Stock, the Class B Common Stock, the Class C Common Stock and the Class D Common Stock, having the rights and privileges set forth in the Company's Certificate of Incorporation.

          Company. See preamble.

          Consolidated or consolidated. With reference to any term defined herein, that term as applied to the accounts of the Company and all of its Subsidiaries, if any, consolidated in accordance with generally accepted accounting principles.

          Exchange Act. The Securities Exchange Act of 1934, or any successor federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at any time.

          FNBB. The First National Bank of Boston, a national banking association.

          generally accepted accounting principles. In general, accounting principles which are (i) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, in effect from time to time, and (ii) such that a certified public accountant would, insofar as the use of accounting principles is pertinent, be in a position to deliver an unqualified opinion as to financial statements in which such principles have been properly applied.

          Holder. Holder shall mean FNBB or any Permitted Transferee to whom FNBB transfers any Securities.

          Indebtedness. Indebtedness of any Person shall mean (without duplication): (i) all obligations of such Person for borrowed money and for the deferred purchase price of property or services, and obligations evidenced by bonds, debentures, notes or other similar instruments; (ii) all rental obligations of such Person under leases required to be capitalized under generally accepted accounting principles; (iii) all guarantees (direct or indirect), all contingent reimbursement obligations under undrawn letters of credit and other contingent obligations of such Person in respect of, or obligations to purchase or otherwise acquire or to assure payment of, indebtedness of others including Bankers' Acceptances; and (iv) Indebtedness of others secured by any lien upon property owned by such Person, whether or not assumed.

          Jordan Investors. As defined in the Stockholders Agreement.

          Loan Agreement. Loan Agreement shall mean the Revolving Credit and Term Loan Agreement of even date herewith among The First National Bank of Boston as Agent, FNBB and the other Banks who are or may become party to such agreement, the Company and National Restaurant Enterprises, Inc..

          Loan Documents. Loan Documents shall have the meaning given to such term in the Loan Agreement.






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          Major Holder. The holder or holders at the relevant time (excluding the Company) of at least 10% of the number of shares of Warrant Stock then issuable upon exercise of the outstanding Warrants and the then outstanding shares of Warrant Stock.

          Majority Holders. The holder or holders at the relevant time (excluding the Company) of 51% or more of the aggregate number of (a) shares of Warrant Stock then issuable upon exercise of the outstanding Warrants and (b) the then outstanding shares of Warrant Stock.

          Original Warrant Holder. FNBB and any of its Permitted Transferees for so long as any of them hold Securities.

          Permitted Transferee. With respect to any Benefitted Holder, another Person controlled by, controlling or under common control with such Benefitted Holder, or any other transferree as to which the Company has given its written consent.

          Person. An individual, partnership, corporation, association, trust, joint venture, unincorporated organization, and any government, governmental department or agency or political subdivision thereof.

          Preemptive Notice. See Section 4.

          Purchasing Party. See Section 4.

          Rights to Purchase. See Section 4.

          Securities. The Warrants and the shares of Warrant Stock.

          Securities Act. The Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

          Stockholders Agreement. The Stockholders Agreement dated as of September 1, 1994 by and among the Company, National Restaurant Enterprises, Inc., FNBB and the Stockholders (as defined therein).

          Subsidiary. Any Person of which the Company or other specified Person now or hereafter shall at the time own directly or indirectly through a Subsidiary at least a majority of the outstanding capital stock (or other shares of beneficial interest) entitled to vote generally.

          Warrant. The Common Stock Purchase Warrant of the Company issued to FNBB pursuant to Section 2.1 hereof and any other Warrants issued upon the transfer or exchange thereof.

          Warrant Stock. Common Stock which is issuable upon exercise of the Warrants in accordance with their terms and any capital stock or other securities into which or for which such







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     Common Stock shall have been converted or exchanged pursuant to any recapitalization, reorganization or merger of the Company.

     2. ISSUANCE OF WARRANTS.

     2.1. ISSUANCE OF WARRANTS. For valuable consideration, including the execution and delivery by FNBB of the Loan Agreement and the making by the Banks of the loans contemplated thereunder to the Company's subsidiary, National Restaurant Enterprises, Inc., the receipt and sufficiency of which is hereby acknowledged, the Company agrees to issue to FNBB, a Common Stock Purchase Warrant for the purchase of 31.2801 shares (subject to adjustment as provided therein) of the Company's Common Stock, in the form of Exhibit A hereto.

     2.2. CLOSING. The closing of the issuance the Warrants (the "Closing") will take place at the offices of Mayer, Brown & Platt, 190 South LaSalle Street, Chicago, Illinois 60603-3441 on September 1, 1994 or such other date as the parties hereto may agree upon (the "Closing Date"). At the Closing, the Company will deliver to FNBB its Warrant.

     3. REPRESENTATIONS AND WARRANTIES.

     In order to induce FNBB to enter into this Agreement the Company hereby represents and warrants that:

     3.1. REPRESENTATIONS AND WARRANTIES IN LOAN AGREEMENT. The representations and warranties made by the Company in the Loan Agreement were true and correct in all material respects when made and are true and correct in all material respects on and as of the date of this Agreement.

     3.2. RESERVATION, ETC. Sufficient shares of authorized but unissued Class B Common Stock of the Company have been reserved by appropriate corporate action in connection with the prospective exercise of the Warrants, and the conversion of shares of Class B Common Stock into shares of the Class A Common Stock as provided in the Certificate of Incorporation of the Company. Neither the issuance of the Warrants or the shares of Warrant Stock or conversion of shares of Common Stock of one class into shares of the other class will require any further corporate action by the stockholders or directors of the Company, will be subject to pre-emptive rights in any present or future stockholders of the Company or will conflict with any provision of any agreement to which the Company is a party or by which it is bound, and such Common Stock, when issued upon exercise of the Warrants in accordance with their terms or upon such conversion, will be duly authorized, fully paid and non-assessable.

     3.3. DISCLOSURE. No representation, warranty or statement made in this Agreement contains any untrue statement of material fact or omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

     4. DELIVERY OF FINANCIAL INFORMATION. The Company shall deliver to the Holder of the Warrants all financial information that the Company and NRE are required to deliver to the Banks pursuant to Section 9.4 of the Credit Agreement, in the time and manner provided therein, and, for the purposes of this Section 4, the provisions of Section 9.4 of the Credit Agreement shall survive the termination of the Credit Agreement.







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                                      -5-


     5. SUBSEQUENT HOLDERS OF SECURITIES. The provisions of this Agreement and the Loan Documents that are stated to be for the Benefitted Holders' benefit as the holder of any Securities are also for the benefit of, and enforceable by, all subsequent holders of Securities, except any holder of Securities which have been sold pursuant to an effective registration statement under the Securities Act or pursuant to Rule 144 (or similar successor rule) under such Act, and except as otherwise expressly provided herein provided that, nothing contained in this Section 5 shall be interpreted to grant any Holder, other than the Benefitted Holders, the rights contained in Section 4 of this Agreement.

     6. REGISTRATION RIGHTS; ISSUANCE OF CAPITAL STOCK; PREEMPTIVE RIGHTS.

     (a) Registration. The Holder of the Warrant has the right to cause the Company to register shares of Warrant Stock, and any shares issued upon exercise of the Warrant under the Securities Act and any blue sky or securities laws of any jurisdiction within the United States at the time and in the manner specified in Article VI of the Stockholders Agreement.

     (b) Issuance of Capital Stock. Any sale or issuance of shares of capital stock of the Company, or other securities containing any rights to acquire shares of capital stock of the Company shall be in accordance with Articles IV and V of the Stockholders Agreement.

     7. RIGHT OF CO-SALE. The rights and restrictions of the Jordan Investors to sell or agree to sell all or any portion of his or its Common Stock to any Person which is not another member of the Jordan Investors shall as specified in Article 5.7 of the Stockholders Agreement.

     8. REGISTRATION AND TRANSFER OF SECURITIES.

     8.1. EXCHANGE OF WARRANTS. On surrender for exchange of the Warrants, properly endorsed, to the Company, the Company at its expense will issue and deliver to or on the order of the holder thereof a new warrant or warrants of like tenor, in the name of such holder or, upon payment by such holder of any applicable transfer taxes, as such holder may direct, calling in the aggregate on the face or faces thereof for the number of shares of Common Stock called for on the face or faces of the Warrants so surrendered. Such new Warrant shall be exercisable for Class A Common Stock or Class B Common Stock as the holder may direct, except that no Warrant may be registered in the name of a Person to the extent that such Person would not be permitted under Section 9 hereof to own or receive upon exercise or conversion shares of the class of Common Stock receivable upon exercise of such Warrant.

     8.2. TRANSFER AND EXCHANGE OF COMMON STOCK. The Company shall keep at its principal office or at the office of its registration and transfer agent a register in which shall be entered the names and addresses of the holders of the Common Stock and the particulars (including without limitation the class thereof) of the respective Common Stock held by them and of all transfers of shares of Common Stock or conversions of shares of Common Stock from Class B Common Stock to Class A Common Stock. Upon surrender at such office of any certificate representing shares of Common Stock for registration of exchange or (subject to compliance with the applicable provisions of this Agreement) transfer or, in the case of Common Stock, conversion, the Company shall issue, at its expense, one or more new certificates, in such denomination or denominations as may be requested, for shares of such class or series of Common Stock and registered as such holder may request. Any certificate representing shares of







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                                      -6-


Common Stock surrendered for registration of transfer shall be duly endorsed, or accompanied by a written instrument of transfer duly executed by the holder of such certificate or his attorney duly authorized in writing. The Company will pay shipping charges, from and to each holder's principal office, upon any transfer, exchange or conversion provided for in this Section 8.2.

     8.3. REPLACEMENT OF SECURITIES. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any Security and, in the case of any such loss, theft or destruction, upon delivery of an indemnity bond in such reasonable amount as the Company may determine (or, in the case of any Security held by a Benefitted Holder, of an unsecured indemnity agreement from such Benefitted Holder reasonably satisfactory to the Company), or, in the case of any such mutilation, upon the surrender of such Security for cancellation to the Company at its principal office, the Company, at its own expense, will execute and deliver, in lieu thereof, a new Security of like tenor. Any Security in lieu of which any such new Security has been so executed and delivered by the Company shall not be deemed to be outstanding for any purpose of this Agreement.

     8.4. TRANSFER TAXES. The Company will not bear the cost nor pay for any stock transfer taxes imposed in respect of the transfer of any Securities contemplated by this Section 8 and such taxes shall be borne by the transferor.

     9. LIMITATIONS ON CONVERSION. No Person which is a bank holding company or a subsidiary of a bank holding company (a "Bank Affiliate") as defined in the Bank Holding Company Act of 1956, as amended, or other applicable banking laws of the United States and the rules and regulations promulgated thereunder (the "Bank Holding Company Act") shall exercise its rights as a holder of Class B Common Stock to convert shares of Class B Common Stock into shares of Class A Common Stock, or acquire Class A Common Stock by exercise of a Warrant or otherwise, if, after giving effect to such exercise, the Bank Affiliate would own more than 5% of the outstanding voting securities of the Company, or, if such exercise or conversion would otherwise violate the Bank Holding Company Act. Notwithstanding the foregoing, to the extent not inconsistent with the Bank Holding Company Act, such conversion rights may be exercised or shares of Class A Common Stock may otherwise be acquired in the event that:

          (a) the Company shall vote to merge or consolidate with or into any other Person and after giving effect to such merger or consolidation the Bank Affiliate would not own more than 5% of the outstanding voting securities of the surviving corporation;

          (b) said holder desires to sell shares of Class A Common Stock into which all or part of its shares of Class B Common Stock are to be converted in connection with any proposed purchase of Class A Common Stock by another Person (other than a Bank Affiliate); or

          (c) said holder exercises registration rights pursuant to this Agreement and the registration statement resulting therefrom relating to such exercise.

     10. NOTICES.

     Any notice or other communication in connection with this Agreement or the Securities shall be deemed to be delivered if in writing (or in the form of a telex or telecopy) addressed as provided below and if either (a) actually delivered, telexed or telecopied to said address or (b) in the case of a letter, three business days shall have elapsed after the same shall have been deposited in the United States mails,






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                                                   -7-


postage prepaid and registered or certified:

          If to the Company, at NRE Holdings, Inc., ArborLake Centre, Suite 550, 1751 Lake Cook Road, Deerfield, Illinois 60015, to the attention of the President or at such other address as such person shall have specified by notice actually received by the addressor.

          If to FNBB, at The First National Bank of Boston, 100 Federal Street, Boston, Massachusetts 02110, Attn: Gordon L. Nelson, Jr., Director or at such other address as FNBB shall have specified by notice actually received by the addressor.

          If to any other Holder of any Security, to it at its address set forth in the applicable register referred to in Section 8 hereof.

     11. SURVIVAL AND TERMINATION OF COVENANTS. All covenants, agreements, representations and warranties made to the Benefitted Holders herein shall be deemed to have been relied on by the Benefitted Holders, notwithstanding any investigation made by any of the Benefitted Holders or on the Benefitted Holders' behalf, and shall survive the execution and delivery to the Benefitted Holders of this Agreement and the Securities.

     12. AMENDMENTS AND WAIVERS. Any term of this Agreement or of the Warrants may be amended and the observance of any term of this Agreement or of the Warrants may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the Majority Holders of the Warrants and the Warrant Stock taken as a whole; provided, however, that without the written consent of the Majority Holders reduce the aforesaid percentage of Securities the Holders of which are required to consent to any such amendment or waiver or amend either the definition of "Majority Holders" or this Section 12. Any amendment or waiver effected in accordance with this Section 12 shall be binding upon each Holder of any Security sold pursuant to this Agreement and the Company. Any Holder may agree with the Company to amend or waive any provision of the Warrant held by such Holder.









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     13. MISCELLANEOUS. This Agreement, the Capitalization Documents and the
other Loan Documents set forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby and supersede any prior written or oral understandings with respect thereto. The invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of any other term or provision hereof. The headings in this Agreement are for convenience of reference only and shall not alter or otherwise affect the meaning hereof. This Agreement is intended to take effect as a sealed instrument and may be executed in any number of counterparts which together shall constitute one instrument and shall be governed by and construed and enforced in accordance with the domestic substantive laws of the Commonwealth of Massachusetts without giving effect to any choice or conflict of law provision or rule that would cause the application of the domestic substantive laws of any other state, and shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

                                         NRE HOLDINGS, INC.


                                         By:___________________________________

                                         Title:________________________________


                                         THE FIRST NATIONAL BANK
                                            OF BOSTON


                                         By:___________________________________

                                         Title:________________________________









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                                                   -9-

         Accepted and Agreed for purposes of Section 7 hereof.

                                 JORDAN/ZALAZNICK CAPITAL COMPANY


                                 By:_____________________________________

                                 Title:__________________________________


                                 MEZZANINE CAPITAL & INCOME TRUST 2001 PLC


                                 By:_____________________________________

                                 Title:__________________________________